EXHIBIT 10.5

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amended and Restated Credit Agreement (the “Agreement”) dated December 22, 2025 (the “Effective Date”), is made by and between FIRST HAWAIIAN BANK, a Hawaii corporation (the “Lender”), and MAUI LAND & PINEAPPLE COMPANY, INC., a Delaware corporation (the “Borrower”).

RECITALS:

A.      Lender made a revolving credit facility (the “Credit Facility”) in favor of the Borrower pursuant to the terms of that certain Credit Agreement dated August 4, 2016, by and between the Borrower and the Lender, as amended and restated by (1) that certain Amended and Restated Credit Agreement dated December 30, 2016, and (2) that certain Second Amended and Restated Credit Agreement dated December 23, 2021 (as amended and restated, the “Second Amended and Restated Credit Agreement”).

B.      The Credit Facility is evidenced by that certain Amended and Restated Note dated December 23, 2021, executed by the Borrower, as Maker, and payable to the order of the Lender, as Payee, in the original principal amount of $15,000,000.

C.      The terms and conditions of the Credit Facility have been amended by (A) that certain Loan Modification Agreement dated December 30, 2016, (B) that certain Second Loan Modification Agreement dated March 16, 2017, (C) that certain Third Loan Modification Agreement dated December 31, 2019, (D) that certain extension letter dated December 31, 2019, (E) that certain Fourth Loan Modification Agreement dated December 23, 2021, and (F) that certain Fifth Loan Modification Agreement dated July 15, 2022 by and between the Lender and the Borrower.

D.      The Borrower has requested that the Credit Facility be amended, among other things, (1) to further extend the Maturity Date of the Credit Facility for an additional five (5) years, from December 31, 2025 to December 31, 2030, (2) to increase the Revolving Loan Commitment from $15,000,000 to $25,000,000 and (3) to provide for the issuance of commercial or standby letters of credit. The Lender is willing to accommodate the request under the terms and conditions of this Agreement.

E.      The Lender and the Borrower wish to further amend and restate the Second Amended and Restated Credit Agreement in its entirety to accommodate the Borrower’s requests as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and Lender hereby agree, effective as of the Effective Date, the Second Amended and Restated Credit Agreement is hereby further amended and restated in its entirety (all capitalized terms used herein shall have the meaning specified therefor in Article VIII unless otherwise defined herein), as follows:

I.  CREDIT FACILITY

1.1         In General.

(a)      Credit Facility. Subject to the terms of this Agreement and the other Loan Documents, and provided that no Event of Default then exists, the Lender will extend credit to the Borrower, by way of drawings permitted by Section 1.2 hereof, from time to time prior to the Maturity Date. Each extension of credit under the Credit Facility, whether in the form of a Revolving Borrowing, a Term Loan, or a Letter of Credit (each called a “Loan” and collectively called the “Loans”) shall be in such amount as the Borrower may request; provided, that, (i) the aggregate principal amount of all extensions of credit at any one time outstanding under the Credit Facility shall not exceed the Revolving Loan Commitment and (ii) the L/C Exposure shall not any time exceed the L/C Exposure Limit. Subject to the terms of this Agreement, the Borrower may borrow Revolving Borrowings and Term Loans and repay all or part of the Revolving Borrowings and Term Loans and borrow further Revolving Borrowings and Term Loans.

(b)      Purpose. The Borrower acknowledges and agrees that the specific stated purpose of the Credit Facility is to provide financing for working capital and general business purposes. The Credit Facility is for business purposes and is not a consumer loan.

(c)      Maturity Date. Unless extended or sooner terminated in accordance with this Agreement, the Credit Facility shall terminate on December 31, 2030 (such date as extended or sooner terminated being referred to herein as the “Maturity Date”); provided, however, that the Term Loans may have Term Loan Maturity Dates beyond the Maturity Date, and Letters of Credit may expire at a date beyond the Maturity Date, subject to Section 4.19, in which case the terms and provisions of this Agreement shall continue to apply to such Term Loans and Letters of Credit beyond the Maturity Date.

1.2         Amount and Terms of the Credit Facility.

(a)     Revolving Credit Commitment. Subject to and upon the terms and conditions herein set forth, and provided that no Event of Default then exists, the Lender agrees from time to time prior to the Maturity Date to make advances to the Borrower of up to the Revolving Loan Commitment by way of revolving loans (each called a “Revolving Borrowing” and collectively called the “Revolving Borrowings”) as described in this Section 1.2.

(i)      Terms of Revolving Borrowings. All Revolving Borrowings: (i) may be borrowed, repaid and reborrowed in accordance with the provisions hereof; (ii) shall bear interest as described in Section 1.4 of this Agreement; and (iii) except as otherwise specified in this Agreement, shall mature and be payable on the Maturity Date.

(ii)      Procedure and Conditions for Revolving Borrowings. From time to time prior to the Maturity Date, the Borrower may request that the Lender provide the Borrower with indicative rates, and/or request a draw on the Credit Facility in the form of a Revolving Borrowing. Each such request shall be made by written notice substantially in the form of Exhibit “A” attached hereto (a “Notice of Borrowing”) delivered to the Lender no later than 11:00 a.m. (Hawaii Standard Time) at least two (2) Business Days’ in advance (or such later time as the Lender may agree to in its sole discretion), shall be irrevocable, and shall specify the aggregate principal amount which the Borrower desires to draw, the date of the Revolving Borrowing (which shall be a Business Day and which must be a date no later than two (2) Business Days prior to the Maturity Date).

(iii)      Disbursement of Revolving Loan Funds. No later than 11:00 a.m. (Hawaii Standard Time) on the date properly specified in a Notice of Borrowing, and provided that no Event of Default then exists, the Lender will make available the amount of the Revolving Borrowing requested to be made on such date in U.S. Dollars and in immediately available funds, against delivery to the Lender by the Borrower of any documents and papers provided for herein.

(b)     Term Loans. Subject to and upon the terms and conditions herein set forth, and provided that no Event of Default then exists, the Borrower may request, and the Lender agrees from time to time prior to the Maturity Date to make advances to the Borrower of up to the Revolving Loan Commitment by way of term loans (each called a “Term Loan” and collectively called the “Term Loans”) as described in this Section 1.2.

(i)      Terms of Term Loans.

(A)      Each Term Loan shall bear interest as described in Section 1.4 of this Agreement.

(B)      Except as otherwise specified in this Agreement, each Term Loan shall mature and be payable on the respective Term Loan Maturity Date.

(C)      There shall be no more than three (3) Term Loans outstanding at any given time.

(ii)     Procedure and Conditions for Term Loans.

(A)      From time to time prior to the Maturity Date, the Borrower may request that the Lender provide the Borrower with indicative rates, and/or request a draw on the Credit Facility in the form of a Term Loan. Each such request shall be made by a Notice of Borrowing substantially in the form of Exhibit “A” attached hereto delivered to the Lender no later than 11:00 a.m. (Hawaii Standard Time) at least two (2) Business Days’ in advance (or such later time as the Lender may agree to in its sole discretion), shall be irrevocable, and shall specify the aggregate principal amount which the Borrower desires to draw, the date of the Term Loan (which shall be a Business Day and which must be a date no later than two (2) Business Days prior to the Maturity Date), and the maturity date of the Term Loan which shall be at the Borrower’s option but shall not be later than 120 months from the date of the Term Loan advance (the “Term Loan Maturity Date”).

(B)      Each Term Loan advance is conditioned upon the Borrower’s demonstration to the Lender of a minimum Debt Yield of not less than 9.0% using the trailing 12-month Primary NOI.

(iii)    Disbursement of Term Loans. No later than 11:00 a.m. (Hawaii Standard Time) on the date properly specified in a Notice of Borrowing, and provided that no Event of Default then exists, the Lender will make available the amount of the Term Loan requested to be made on such date in U.S. Dollars and in immediately available funds, against delivery to the Lender by the Borrower of any documents and papers provided for herein.

(c)     Letters of Credit. The Borrower may request the issuance of commercial or standby letters of credit (“Letters of Credit”) issued by the Lender, subject to the following terms and conditions:

(i)      Letters of Credit shall be issued solely for the Borrower’s ongoing business operations.

(ii)     The Letters of Credit, together with the then aggregate outstanding principal amount of all Revolving Borrowings and Term Loans, shall not at any time exceed the amount of the Revolving Loan Commitment, and the L/C Exposure shall not at any time exceed the amount of the L/C Exposure Limit. The Borrower acknowledges that the aggregate amount available to be drawn on all existing and pending Letters of Credit shall reduce, dollar for dollar, the amount that the Borrowers may draw against the Revolving Loan Commitment.

(iii)    No Letter of Credit shall have a maturity or expiration date later than six (6) months after the Maturity Date.

(iv)    Each Letter of Credit shall be in an amount that is at least $10,000.

(v)     The Borrower shall request a Letter of Credit by completing the Lender’s standard form of Letter of Credit Application substantially in the form attached hereto as Exhibit “B” (the “L/C Application”) and satisfying the requirements thereunder. The L/C Application shall be submitted to the Lender, together with a Notice of Borrowing substantially in the form of Exhibit “A” attached hereto. Each Letter of Credit shall be subject to the terms, conditions and fees specified in the L/C Application. In the event of any inconsistencies between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit or L/C Application, or any other agreement relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(vi)      If the Lender, as Issuing Bank, shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement in accordance with the following procedures. If the Issuing Bank receives notice of a draw on a Letter of Credit accompanied by the L/C Application and any documentation required thereunder, the Issuing Bank will pay the draw between the third (3rd) and fifth (5th) Business Day after receipt of such notice. The Issuing Bank will notify the Borrower of receipt of the notice of draw on the same Business Day received, and no later than 10:00 a.m. on the following Business Day, the Borrower must give written notice to the Issuing Bank whether the draw will be reimbursed by the Borrower directly from their own funds or from the proceeds of a Revolving Borrowing on the date of payment of the draw, in which case the notice shall include a Notice of Borrowing that will be processed by the Issuing Bank in accordance with Section 1.2. If the Borrower elects to reimburse the draw directly with their own funds, an amount equal to such L/C Disbursement shall be paid by the Borrower to the Issuing Bank not later than 10:00 a.m. (Hawaii Standard Time), on the date that such L/C Disbursement is made. If the Borrower, either (A) fails to make a reimbursement election as required by this paragraph, or (B) having made an election to reimburse the draw directly fails to make such reimbursement when due, then the Lender will reimburse the Issuing Bank the L/C Disbursement, and such payment shall constitute a Revolving Borrowing under this Agreement, and shall bear interest at the rate set forth in Section 1.4 as a Revolving Borrowing.

(vii)      The Borrower’s obligation to reimburse L/C Disbursements as provided above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of: (A) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (B) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (C) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or (D) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this subsection (vii), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(viii)      Neither the Lender nor the Issuing Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding subsection 1.2(c)(vii), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the provisions of this paragraph shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as proposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(ix)      In the event that there are any existing or pending Letters of Credit which are scheduled to expire after the Maturity Date, the Borrower shall provide the Lender with L/C Collateral as provided in Section 4.19 of this Agreement.

(d)      Limits on Loans. Notwithstanding any other provision contained in this Agreement to the contrary, there shall be a limit of one (1) Revolving Borrowing or Term Loan advance per month.

(e)      Note.

(i)      The Borrower’s obligations to pay the principal of, and interest on, the Credit Facility and all Loans made pursuant thereto shall be evidenced by a Second Amended and Restated Note which shall: (A) be payable to the order of the Lender and be dated on or about the date of this Agreement; (B) be in a stated principal amount equal to the Revolving Loan Commitment; (C) mature on the Maturity Date except with respect to the Term Loans which shall mature on the respective Term Loan Maturity Dates and except with respect to any Letter of Credit which expire after the Maturity Date; (D) bear interest as provided in Section 1.4 of this Agreement; and (E) be entitled to the benefits, and subject to the terms and conditions, of this Agreement. The Second Amended and Restated Note, as from time to time amended, modified or replaced, shall be referred to as the “Note”.

(ii)      The Lender shall maintain such records of its making of each Loan, repayment of principal thereof (if any) and interest thereon and other information relating thereto as it shall deem appropriate in accordance with its customary practices, which records shall constitute prima facie evidence thereof. Failure to maintain such records with respect to the Credit Facility, any Loan shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Note with respect to the Credit Facility, any Loan, and payments of principal (if any) or interest by the Borrower shall not be affected thereby. Notwithstanding the date of the Note, interest in respect thereof shall be payable only for the periods during which Loans are outstanding, and although the stated principal amount of the Note shall be equal to the Revolving Loan Commitment, the Note shall be enforceable with respect to the Borrower’s obligation to pay principal thereunder (if any) and interest thereon only to the extent of the aggregate unpaid principal amount of the Loans at the time outstanding.

1.3         Security. The Credit Facility shall be secured by liens on or security interests in the following collateral (“Collateral”), which liens or security interests shall be of first priority unless otherwise agreed by the Lender:

(a)      The Mortgaged Property and the Borrower’s interest as lessor in, and all rents from, leases relating to the Mortgaged Property; and

(b)      The Personal Property, but excluding the stock and membership interests in the Borrower Subsidiaries.

1.4         Interest.

(a)     Interest on Revolving Borrowings.

(i)      The Borrower agrees to pay interest on the outstanding principal balance of each Revolving Borrowing at a fluctuating rate per annum equal to the Prime Rate minus one and 125/1000 percentage points (1.125%).

(ii)      Interest shall be computed on a 365 or 366 day year, and the actual number of days elapsed.

(iii)    Each change in such fluctuating rate shall take effect simultaneously with the effective date of the corresponding change in the Prime Rate. “Prime Rate” or “Prime” shall mean the lending rate of interest announced publicly by First Hawaiian Bank from time to time as its “prime interest rate”, which rate shall not necessarily be the best or lowest rate charged by First Hawaiian Bank from time to time.

(iv)    Upon an Event of Default, the interest shall accrue at the rate four percentage points (4.00%) higher than the greater of (i) the rate which would be charged in the absence of default, or (ii) the Prime Rate, fluctuating with the Prime Rate (the “Default Rate”).

(b)     Interest on Term Loans.

(i)      With respect to each Term Loan, the interest rate, at the Borrower’s option, shall be as follows:

(A)      Option 1. A fluctuating rate per annum equal to the Prime Rate minus one and 125/1000 percentage points (1.125%). To fix the interest rate, the Borrower will acquire an interest rate swap (the “Swap”) for the entire amount of the Term Loan with the Lender on mutually agreeable terms or other counterparty acceptable to the Lender.

(B)      Option 2. A fixed rate per annum equal to the Lender’s prevailing rate for similar commercial loans. The interest rate shall be set two (2) Business Days prior to the Term Loan advance.

(ii)     Interest shall be computed on a 365 or 366 day year, and the actual number of days elapsed.

(iii)    Upon an Event of Default, the interest shall accrue at Default Rate.

(c)     Miscellaneous.

(i)      Interest hereunder shall be computed, but not compounded, daily on the basis of the rate of interest then in effect.

(ii)      Notwithstanding any provision in this Agreement, the Note, or in any of the other Loan Documents to the contrary, the rate of interest which the Borrower shall be required to pay to the Lender shall in no event exceed the maximum rate which may be permitted under applicable law. If, from whatever circumstance whatsoever, performance by the Borrower of any obligation under this Agreement, the Note, or any of the other Loan Documents, at the time performance thereof shall be due (including, without limitation, the payment of interest at the Default Rate or otherwise, or the payment of any fee, charge or expense to be paid or incurred by the Borrower which shall be deemed to be interest), shall involve transcending the limits of validity prescribed by applicable law, then automatically, such obligation to be performed shall be reduced to the limit of such validity prescribed by applicable law. If, notwithstanding the foregoing limitations, any excess interest shall be determined to have been received, the same shall be deemed to have been held as additional security.

1.5         Repayment of Credit Facility.

(a)     Repayment of Revolving Borrowings.

(i)      Interest Payments. The Borrower shall make monthly payments of all accrued interest on the outstanding principal balance of each Revolving Borrowing on the first Business Day of each calendar month.

(ii)      Maturity of the Credit Facility. All unpaid principal and accrued interest on all Revolving Borrowings will be due and payable on the Maturity Date, without notice or demand.

(b)     Repayment of Term Loans.

(i)      Principal and Interest Payments. The Borrower shall make monthly principal and interest payments on each Term Loan based on a twenty-five (25) year mortgage style amortization schedule, on the first Business Day of each calendar month.

(ii)     Maturity of the Term Loans. All unpaid principal and accrued interest on the Term Loans will be due and payable on the respective Term Loan Maturity Date, without notice or demand.

(c)     Prepayments.

(i)      Voluntary Prepayments of Revolving Borrowings. The Borrower may prepay all or any portion of principal on any Revolving Borrowing without a prepayment charge, provided that a minimum of three (3) Business Days’ notice is given to the Lender, and provided that at the time of any such prepayment the Borrower shall pay all interest theretofore accrued on all Loans.

(ii)    Voluntary Prepayments of Term Loans.

(A)      If Option 1 was selected for a Term Loan, the Borrower may prepay all or any portion of principal on the Term Loan without a prepayment charge except for any termination costs under the Swap, provided that a minimum of three (3) Business Days’ notice is given to the Lender, and provided that at the time of any such prepayment the Borrower shall pay all interest theretofore accrued on all Loans.

(B)      If Option 2 was selected for a Term Loan:

(i)      During the first twenty-four (24) months of the Term Loan, the Borrower may prepay all or any portion of principal on the Term Loan subject to a Yield Maintenance prepayment charge. “Yield Maintenance” shall be defined as the product of (x) the prepayment amount, multiplied by (y) the difference between the interest rate being charged at the time of the prepayment, and the market yield of United States Treasury issues having a maturity date (month and year) closest to the Term Loan Maturity Date of the applicable Term Loan, as quoted in the Wall Street Journal three (3) Business Days prior to the prepayment date, multiplied by (z) a fraction equal to the number of days from the date of prepayment to the Term Loan Maturity Date, divided by 360.

(ii)      After the twenty-fourth (24th) month of the Term Loan, the Borrower may prepay all or any portion of principal on the Term Loan without a prepayment charge.

(iii)      Notwithstanding the foregoing, any prepayment pursuant to this Section 1.5(c)(ii)(B) shall be subject to the requirement that a minimum of three (3) Business Days’ notice be given to the Lender, and the condition that at the time of any such prepayment the Borrower shall pay all interest theretofore accrued on all Loans.

(iii)    No Waiver. Until the Credit Facility is paid in full (principal and interest), no optional prepayment shall be credited to or relieve the Borrower to any extent from its obligation thereafter to pay any monthly installment of interest or any other payment required under the Credit Facility.

(iv)    Cash Flow. The Borrower acknowledges that the Credit Facility is being underwritten by the Lender based on the cash flow from the Borrower’s operations and from the operations of the Borrower Subsidiaries, and the Borrower agrees that such cash flow will be used for the repayment of Revolving Borrowings and TermLoans under the Credit Facility.

(d)      Currency, Place and Dates of Payments. Payments shall be made in United States money in immediately available funds at the Lender’s address in Section 7.5 of this Agreement, or at such other place as the Lender shall have designated by written notice to the Borrower. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day which is not a Business Day, as may be applicable, the due date thereof shall be extended to the next succeeding Business Day, and, if a payment of principal has been so extended, the interest shall be payable on such principal at the applicable rate during such extension. Any payment made after 10:00 a.m. (Hawaii Standard Time) may, at the Lender’s option, be credited as paid on the following Business Day.

(e)      Net Payments. All payments under this Agreement shall be made without setoff or counterclaim and in such amounts as may be necessary in order that all such payments of principal and interest (after (i) deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax (except such taxes referred to in clause (ii) below) on or measured by the net income of a lender pursuant to the income tax laws of the jurisdiction where such lender’s principal or lending office is located (collectively the “Taxes”); and (ii) deduction of an amount equal to any taxes, on or measured by the net income, payable by such lender with respect to the amount by which the payments required to be made by this Section 1.5 exceed the amount otherwise specified to be paid under this Agreement and the Note) shall not be less than the amounts otherwise specified to be paid under this Agreement and the Note. A certificate as to any additional amounts payable to the Lender under this Section 1.5 submitted to the Borrower by such Lender shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to each deduction or withholding for or on account of any Taxes, the Borrower shall promptly furnish to the Lender such certificates, receipts and other documents as may be required (in the judgment of such Lender) to establish any tax credit to which such Lender may be entitled.

(f)      Late Charges. If any payment under this Agreement is not made within ten (10) calendar days after such payment is due, the Borrower will pay to the Lender, a late charge in respect of that payment, in the amount of five percent (5%) of the overdue payment.

(g)      Application of Payments. Except as otherwise specified in this Agreement, all payments made under this Agreement, the Note and other Loan Documents shall be applied first to advances made by the Lender or costs incurred by the Lender, then to late payment charges, then to interest, and then to principal; provided, however, that in an Event of Default, the Lender shall be entitled to allocate all payments received by the Lender to principal, interest, late payment charges, advances and/or costs in such order as the Lender may elect. The receipt of a check shall not, in itself, constitute payment hereunder unless and until the check is honored.

(h)      Effect of Prepayments. No prepayments (whether voluntary or otherwise) shall reduce or affect any regularly scheduled installment payment or any required prepayment specified in this Agreement.

1.6         Evidence of Indebtedness; Loan Documents. The Credit Facility is or is to be evidenced and/or secured by this Agreement, the Note, the Mortgage, the Assignment of Rents, the Security Agreement, the Closing Certificate, and all such other documents as the Lender may require from time to time in order to effectuate the intent of this Agreement, together with all renewals, extensions and modifications thereto (the “Loan Documents”).

1.7         The Borrower’s Obligations. The Borrower’s obligations to pay, observe and perform all indebtedness, liabilities, covenants and other obligations on the part of the Borrower to be paid, observed and performed under this Agreement, the Note and all other Loan Documents, are herein collectively called the “Obligations”.

1.8         Loan Fee.

(a)      The Borrower and the Lender acknowledge that a non‑refundable loan fee (the “Loan Fee”), in an amount equal to Two Hundred Seventy Thousand and No/100 Dollars ($270,000.00) has been earned and paid with respect to this Loan and is no longer due or payable.

(b)      There will not be any additional loan fee applicable to the modification of the Loan made as of the Effective Date.

1.9         Letter of Credit Fees.

(a)      Commercial Letter of Credit Fee. For each commercial Letter of Credit, the Borrower agrees to pay the Issuing Bank for its own account, fees at the time of issuance equal to the Issuing Bank’s standard fees and charges in effect at the time the commercial Letter of Credit is requested, plus, as applicable, annual fees on each anniversary of the original issuance date, fees for renewal or extension of any commercial Letter of Credit, and fees for processing of drawings thereunder.

(b)      Standby Letter of Credit Fee. For each standby Letter of Credit, the Borrower agrees to pay the Issuing Bank for its own account, fees at the time of issuance equal to the Issuing Bank’s standard fees and charges in effect at the time the standby Letter of Credit is requested and a fee equal to 1.50% of the amount of the standby Letter of Credit, plus, as applicable, annual fees on each anniversary of the original issuance date, and fees for renewal or extension of any standby Letter of Credit. In the event any standby Letter of Credit is drawn, the Borrower shall pay a payment fee as specified in the application for the Letter of Credit.

II.  CONDITIONS PRECEDENT

2.1         First Borrowing. The obligation of the Lender to make the Credit Facility available to the Borrower under this Agreement is subject to the satisfaction of all of the following conditions on or before the Closing Date or dates on which the Lender shall make any disbursement of Credit Facility proceeds to the Borrower:

(a)     Documents Required for Closing. The Lender shall have received, in each case in form and substance satisfactory to the Lender, such fully executed originals or certified copies as the Lender may have requested of each of the following, in each case as amended through the Closing Date:

(i)      Loan Documents. All of the Loan Documents, duly executed by the Borrower, including, without limitation:

(A)    This Agreement;

(B)    The Note;

(C)    The Mortgage, in form and substance acceptable to the Lender;

(D)    The Assignment of Rents, in form and substance acceptable to the Lender,

(E)    Subordination, Nondisturbance and Attornment Agreements from Key Tenants in favor of the Lender, in form and substance acceptable to the Lender, provided that the Sansei SNDA may be deferred until after the Closing Date, as described in Section 4.17;

(F)    The Security Agreement, in form and substance acceptable to the Lender;

(G)    [RESERVED].

(H)    One or more Uniform Commercial Code Financing Statement(s) perfecting the security interest in the Personal Property;

(I)    [RESERVED].

(J)    Environmental Indemnity Agreement, in form and substance acceptable to the Lender;

(K)    The Closing Certificate, in form and substance acceptable to the Lender; and

(L)    Notice of Mortgage, Pledge or Purchase, suitable for filing with the Department of Taxation of the State of Hawaii.

(ii)      Consents. Evidence that all parties to the Loan Documents (except the Lender) have obtained all necessary and appropriate authority, approvals and consents to execute and deliver the Loan Documents.

(iii)      Organizational Documents and Tax Clearances. All instruments pursuant to which the Borrower is organized and by which its internal affairs are governed and, if requested by the Lender, a Certificate of Good Standing or other evidence of the Borrower’s good standing in the State of Delaware and authority to conduct their business in the State of Hawaii, and a tax clearance certificate for the Borrower issued by the Department of Taxation of the State of Hawaii.

(iv)      Evidence of Priority. Evidence acceptable to the Lender that the liens on and/or security interests in the Collateral have the priority required by the Lender.

(v)      Title Insurance, Leasehold Instruments, etc. An ALTA Form Lender’s Title Insurance Policy, assuring to the Lender the validity and agreed-upon priority of the Mortgage, and, if the Mortgage encumbers a leasehold estate, the applicable lease and a lessor’s consent to the Mortgage (if required).

(vi)      Opinion(s) of Counsel. An opinion or opinions of counsel for the Borrower, addressed to the Lender, covering to the Lender’s satisfaction: (1) the due authorization, execution, delivery, binding effect, and enforceability of the Loan Documents; (2) no undisclosed litigation, (3) no consents or approvals required; (4) no conflicts with any agreement or laws; and (5) such other matters as the Lender may require; and

(vii)      Insurance. Evidence of the Borrower’s compliance, in respect of such properties, with the provisions stated below in Section 4.5.

(b)     Certain Other Events. On the Closing Date:

(i)      No Default or Event of Default shall have occurred and be continuing.

(ii)     No material adverse change shall have occurred in the financial condition of the Borrower or any Borrower Subsidiary since the date of the most recent financial statements submitted to the Lender.

(iii)    No material adverse change shall have occurred in the physical condition of the Borrower’s or any Borrower Subsidiary’s assets since the date of this Agreement.

(iv)    All legal matters incidental to the transaction contemplated hereby shall be satisfactory to legal counsel for the Lender.

(v)     The Borrower shall have paid to the Lender all fees described in Section 1.8 above.

(vi)    The representations and warranties contained in Article III shall be true.

2.2         Subsequent Borrowings. The obligation of the Lender to disburse any draw or Borrowing on the Credit Facility, or to make any subsequent loan or other extension of credit is subject to: (a) the prior satisfaction of all conditions stated above in Section 2.1(a); (b) the satisfaction as of the date of such disbursement, conversion or subsequent loan or other extension of credit of the conditions stated above in Section 2.1(b); (c) the satisfaction as of the date of such loan, the conditions stated above in Section 1.2; and (d) the delivery to the Lender of such additional Loan Documents as may have been reasonably requested by the Lender in respect to such conversion, subsequent loan or other extension of credit.

III. REPRESENTATIONS AND WARRANTIES

To induce the Lender to make the Credit Facility available and to enter into this Agreement, the Borrower makes the following representations and warranties to the Lender, which representations and warranties shall survive the execution of this Agreement and continue so long as the Borrower is indebted to the Lender under the Loan Documents, and until payment in full of the Credit Facility:

3.1         Corporate Status.

(a)      The Borrower is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)      Borrower is authorized, to the extent required under applicable law, to do business and is in good standing in all other States of the United States and in any other jurisdiction wherein the nature of its business requires such qualification; there is no action required of the Borrower which has not already been taken to enable the Borrower to do business as presently conducted by it in the State of Hawaii and all other States and jurisdictions wherein it owns or leases properties or transacts or is engaged in business;

(c)      the Borrower’s chief executive office is located at the address stated in Section 7.5 of this Agreement;

(d)      the Borrower’s exact legal name is the name stated in the first paragraph of this Agreement; and the Borrower has all necessary power to execute, deliver and perform the Obligations, this Agreement, the Note, and each of the other Loan Documents to which it is party, to borrow under the Credit Facility hereunder and to incur the Obligations.

3.2         Authority; No Conflict. The execution, delivery and performance by the Borrower of this Agreement, the Note, and each of the other Loan Documents executed and delivered or to be executed and delivered by it as contemplated by this Agreement have been duly authorized by all necessary corporate action by the Borrower and will not immediately, or with the passage of time or the giving of notice, or both: (a) violate any provision of law or regulation, or any decree, order, writ or judgment, or any provision of the charter or articles of incorporation or by-laws (or other organic documents) of the Borrower or result in the breach of or constitute a default under any indenture or other agreement or instrument to which the Borrower is a party or by which its property is bound; or (b) result in the creation or imposition of any security interest in, or lien or encumbrance on, any of the assets of the Borrower, except in favor of the Lender.

3.3         Legality, Etc. This Agreement constitutes and, when executed and delivered, the Note, and each of the other Loan Documents will constitute legal, valid and binding obligations of the Borrower and each of the other parties thereto (other than the Lender) enforceable in accordance with their respective terms.

3.4         Litigation. No litigation, arbitration or administrative or bankruptcy proceeding is pending or, to the knowledge of the Borrower, threatened, which, if determined adversely to the Borrower or any Borrower Subsidiary, would materially and adversely affect the ability of the Borrower to perform any of its obligations under this Agreement, or any of the other Loan Documents, except as disclosed to the Lender from time to time in writing, and the Borrower agrees to provide the Lender with such information in respect thereof as the Lender may reasonably request. There is no litigation, arbitration or administrative proceeding pending or, to the knowledge of the Borrower, threatened which questions the validity of this Agreement, the Note, or any of the other Loan Documents.

3.5         No Violation. No part of the proceeds of the Credit Facility under this Agreement will be used, directly or indirectly, by the Borrower for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for any other purpose which violates, or which conflicts with, the provisions of Regulations G, T, U or X of said Board of Governors. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such “margin stock.”

3.6         ERISA.

(a)      The issuance of the Note hereunder will not cause the Borrower to be engaged in a “prohibited transaction,” as such term is defined in Section 4975 of the Internal Revenue Code and there have not been any “reportable events,” as that term is defined in Section 4043 of the Employee Retirement Income Security Act of 1974, as amended, which would result in a material liability to the Borrower.

(b)      With respect to each Plan, the Borrower and each member of the Controlled Group of which the Borrower is a member have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any termination liability to the PBGC under Title IV of ERISA which is currently unsatisfied. With respect to each Plan which is a multi-employer pension plan, the Borrower and each member of the Controlled Group of the Borrower has fulfilled its respective Plan contribution requirements under the applicable collective bargaining agreement and has not incurred any withdrawal liability to the Plan under Title IV of ERISA which is currently unsatisfied.

3.7         Consents. No authorization, consent or approval from governmental bodies or regulatory authorities is required for the making and performance of this Agreement by the Borrower and the execution, delivery and performance of the Note or other Loan Documents issued or proposed to be issued by the Borrower hereunder, except such authorizations, consents and approvals as have been obtained prior to the making of the Credit Facility and are in full force and effect.

3.8         Hazardous Substances. With respect to Hazardous Substances: (a) the Borrower and each Borrower Subsidiary is in compliance with all Environmental Laws; (b) neither the Borrower nor any Borrower Subsidiary has engaged in any Hazardous Substance Activity in violation of any Environmental Laws, nor to the best of the knowledge of the Borrower, after due inquiry and investigation, has any Hazardous Substance Activity otherwise occurred in violation of any Environmental Laws; (c) neither the Borrower nor any Borrower Subsidiary will engage in any Hazardous Substance Activity in violation of any Environmental Laws; (d) if at any time Hazardous Substances are discovered on, under, in or about any of the Borrower’s or any Borrower Subsidiary’s premises at levels in excess of the levels at which remedial action is required under applicable laws and regulations, the Borrower, at its sole cost and expense, will inform the Lender of the same and remediate such Hazardous Substances in accordance with a remedial program or corrective action program in accordance with the requirements of the Hawaii Department of Health, the Environmental Protection Agency, or any other entity enforcing any applicable environmental laws; (e) if at any time the Borrower or any Borrower Subsidiary is notified by the Hawaii Department of Health, the Environmental Protection Agency, or any other entity enforcing any applicable environmental laws that it is in violation of any Environmental Laws or named as a “potentially responsible person” under any Environmental Laws, the Borrower, at its sole cost and expense, will inform the Lender of same, take prompt action to correct the violation and come into compliance with all Environmental Laws; and (f) the Borrower shall indemnify, defend and save and hold harmless forever the Lender from and against any and all claims, actions, fines and penalties of whatever nature and kind whatsoever caused by or relating to any breach or violation of any of the foregoing representations or warranties of the Borrower or otherwise any violation of any Environmental Laws. The foregoing obligation set forth in this Section 3.8 shall survive the execution of this Agreement and the performance of all obligations of the Borrower hereunder.

3.9         Investment Company. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.10       Validity. This Agreement is, and the remainder of the Loan Documents are, or when delivered will be, legal, valid, binding, and enforceable in accordance with their respective terms.

3.11       Financial Statements. All financial statements heretofore given by the Borrower to the Lender, including any schedules and notes pertaining thereto, were prepared in accordance with GAAP and fully and fairly present the financial condition of the Borrower and Borrower Subsidiaries at the dates thereof and the results of operations for the periods covered thereby, and as of the date of this Agreement there have been no material adverse changes in the financial condition or business of the Borrower or any Borrower Subsidiary from the date of the most recent financial statements given to the Lender.

3.12       Taxes. Except as otherwise permitted by this Agreement, the Borrower and each Borrower Subsidiary has filed all tax returns it was required by law to have filed prior to the date of this Agreement, has paid or caused to be paid all taxes, assessments, and other governmental charges that were due and payable prior to the date of this Agreement, and has made adequate provision for the payment of such taxes, assessments, or other charges accruing but not yet payable, and the Borrower has no knowledge of any deficiency or additional assessment in a materially important amount in connection with any taxes, assessments, or charges not provided for on its or any Borrower Subsidiary’s books.

3.13       Compliance With Law. Except to the extent that the failure to comply would not materially interfere with the conduct of its business, the Borrower and each Borrower Subsidiary has complied with all applicable laws in respect of: (a) restrictions, specifications, or other requirements pertaining to products that it sells or to the services it performs; (b) the conduct of its business; and (c) the use, maintenance, and operation of its properties.

3.14       Performance of Other Agreements. The Borrower is not in default in any manner under any other agreements to which the Borrower is a party which would materially and adversely affect its ability to: (a) perform its Obligations under this Agreement or other Loan Documents, (b) preserve and maintain the Collateral granted as security for the Credit Facility, or (c) perform or fulfill of any of its obligations, covenants or conditions contained in any agreement or instrument related to the Collateral to which the Borrower is a party or by which the Borrower or any of its properties is bound. No Borrower Subsidiary is in default in any manner under any other agreements to which it is a party which would materially and adversely affect its operations.

3.15       Title to Properties and Solvency of the Borrower. The Borrower and each Borrower Subsidiary has good and marketable title to all of its properties and assets. The Borrower is not insolvent (as defined in Section 101(32) of Title 11 of the United States Code) and will not be rendered so insolvent as a result of the transactions contemplated hereby or referred to herein.

3.16       Relationship Between Borrower and Subsidiaries. The Borrower is the parent company of and owns one hundred percent (100%) of the voting stock of KLC. KLC owns one hundred percent (100%) of the voting stock of KRC.

3.17       Borrower Subsidiaries. Each Borrower Subsidiary is a Hawaii corporation duly organized, validly existing and in good standing under the laws of the State of Hawaii; each Borrower Subsidiary is authorized, to the extent required under applicable law, to do business and is in good standing in all other States of the United States and in any other jurisdiction wherein the nature of its business requires such qualification; there is no action required of any Borrower Subsidiary which has not already been taken to enable such Borrower Subsidiary to do business as presently conducted by it in the State of Hawaii and all other States and jurisdictions wherein it owns or leases properties or transacts or is engaged in business.

3.18       True and Complete Copies. All copies of documents heretofore furnished by, or on behalf of, the Borrower to the Lender are true and complete copies of the originals thereof, and all amendments and modifications thereto, and are in full force and effect. There have been no amendments or modifications to any such document except as heretofore disclosed in writing to the Lender.

3.19       Statements and Omissions. No representation or warranty by the Borrower contained in this Agreement or in any certificate or other document furnished by the Borrower pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

IV. AFFIRMATIVE COVENANTS

                          For so long as the Credit Facility remains in effect or any of the Obligations remains outstanding, the Borrower will, unless otherwise permitted by the Lender in writing:

4.1         Payments. Punctually pay when due all sums which may be due under the Loan Documents.

4.2         Financial Reporting. Furnish or cause to be furnished to the Lender (in each case prepared in accordance with GAAP and in reasonable detail and form approved by the Lender as follows):

(a)      For each fiscal quarter commencing with the third quarter of 2016 and continuing thereafter, as soon as practicable and in any event no later than sixty (60) days after the end of such fiscal quarter:

(i)      the consolidated balance sheets and statements of shareholders’ equity of the Borrower and the Borrower Subsidiaries as of the end of such fiscal quarter, in comparative form to the figures for the corresponding quarter of the previous fiscal year;

(ii)      the consolidated statements of income and expenses and statements of cash flow of the Borrower and the Borrower Subsidiaries for such fiscal quarter, in comparative form to the figures for the corresponding quarter of the previous fiscal year; and

(iii)      Borrower prepared rent rolls and operating statements for the Mortgaged Property.

(b)      For each fiscal year commencing with fiscal year 2016 and continuing thereafter, as soon as practicable and in any event no later than ninety (90) days after the end of such fiscal year:

(i)      the consolidated balance sheet and statements of shareholders’ equity of the Borrower and the Borrower Subsidiaries as of the end of such fiscal year, in comparative form to the figures for the previous fiscal year; and

(ii)      the consolidated statements of income and expenses and statements of cash flow of the Borrower and the Borrower Subsidiaries, in comparative form to the figures for the previous fiscal year;

all in reasonable detail and accompanied by an unqualified opinion (or an opinion thereon reasonably satisfactory to the Lender) of independent public accountants of recognized national standing selected by the Borrower and satisfactory to the Lender, which opinion shall not contain an adverse report, a disclaimer, or be qualified or limited because of any restricted or limited examination by such accountant of any material portion of the Borrower’s or any Borrower Subsidiary’s records and shall state that such financial statements present fairly the financial condition of the Borrower and the Borrower Subsidiaries as of the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise stated therein) and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(c)      Concurrent with the quarterly and annual statements required under Sections 4.2(a) and 4.2(b), a compliance certificate (a “Compliance Certificate”) of the chief financial officer or the president of the Borrower in the form attached hereto as Schedule 4.2 certifying, among other things, the Minimum Fixed Charge Coverage Ratio, Minimum Liquidity, Maximum Liabilities and Debt Yield of the Borrower and the Borrower Subsidiaries, in each case determined as provided in this Agreement, all in reasonable detail and certified by the chief financial officer of the Borrower that they fairly present the financial condition of the Borrower and the Borrower Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated, subject to changes resulting from audit and normal year-end adjustments. The Compliance Certificate shall also certify: (a) the financial ratios and other requirements referred to in Section 4.15 hereinbelow and set forth such calculations thereof as may be reasonably necessary to confirm the same; (b) the representations and warranties set forth in Article III herein as being true and correct on and as of such date; and (c) that no Default or Event of Default has occurred and is continuing. The Borrower shall provide a revised Compliance Certificate (each, a “Recertification”) within five (5) Business Days after discovery of any error in a previously submitted Compliance Certificate or concurrently with the submittal of audited annual financial statements pursuant to Section 4.2(b) if the audited statements are materially different than the Borrower‑prepared financial statements for the last fiscal quarter of the fiscal year.

(d)      For each fiscal year commencing with fiscal year 2016 and continuing thereafter, as soon as practicable and in any event no later than the last day of the first fiscal calendar of such fiscal year: (i) with respect to the Borrower, 2‑year operating and cash flow projections.

(e)      Copies of all other detailed financial reports or management letters submitted by certified independent accountants to the Borrower or any Borrower Subsidiary in connection with any audit or examination, annual, interim or otherwise, all promptly upon receipt in final form; and

(f)      From time to time, with reasonable promptness, such further information regarding the business, affairs and financial condition of the Borrower or the Borrower Subsidiaries as the Lender may reasonably request.

4.3         Existence/Chief Executive Office. Preserve and maintain the Borrower’s and Borrower Subsidiaries’ legal existence and timely file all necessary and appropriate documents and exhibits and pay all appropriate fees and charges in connection therewith, and provide the Lender with forty-five (45) days’ prior written notice of any change in the Borrower’s or any Borrower Subsidiary’s name or type of entity or State of legal formation or the state of the Borrower’s or any Borrower Subsidiary’s chief executive office.

4.4         Observance of Laws. Comply, and cause each Borrower Subsidiary to comply, in all material respects with the requirements of all applicable laws, rules, regulations, orders, writs, judgments, decrees, determinations and awards of any Government Authority, non-compliance with which would materially adversely affect it or its operations or the Borrower’s ability to perform its obligations under the Loan Documents, and obtain and maintain all permits, memberships, franchises, contracts and licenses required, and all trademarks, trade names and trade name rights, patents, patent rights and fictitious name rights necessary for the Borrower and the Borrower Subsidiaries to conduct the business they operate during the term of this Agreement without conflict with the rights of others.

4.5         Insurance. Insure and keep insured, and cause each Borrower Subsidiary to insure and keep insured, with good and responsible insurance companies, all of their property of an insurable nature (including, without limitation, all buildings, equipment and fixtures) against damage, fire and other casualties in such manner and to the extent that like properties are usually insured by companies in similar businesses, and insure and keep insured and cause each Borrower Subsidiary to insure and keep insured, at all times with good and responsible insurance companies against liability on account of damage to Persons or property as reasonably required by the Lender, taking into account the nature of the Borrower’s and Borrower Subsidiaries’ business and operations, risk history, and financial condition, and also against liability under all applicable workmen’s compensation laws. The Borrower shall, promptly on demand, furnish the Lender with certificates (ACORD Form 27 or its substantial equivalent) and copies of endorsements (waiver of subrogation, notice of cancellation, additional insured, and mortgagee/loss payable) evidencing the required insurance coverage, and provide the Lender with renewal certificates at least ten (10) Business Days prior to the expiration date of each policy for which a certificate was previously furnished. If the Borrower or any Borrower Subsidiary fails to maintain the required insurance, the Lender is authorized to obtain the insurance at the Borrower’s expense.

4.6         Inspections of Property, Books and Records. Permit any authorized representative(s) designated by the Lender, at the Lender’s expense, to visit and inspect any of the properties of the Borrower and the Borrower Subsidiaries, including the Borrower’s and Borrower Subsidiaries’ financial and accounting records, and to make copies and take extracts therefrom, and to discuss the affairs, finances and accounts of the Borrower and Borrower Subsidiaries with the Borrower’s officers and independent public accountants, all upon reasonable notice and in such reasonable times during normal business hours, as often as may be reasonably requested.

4.7         Accounting Records. Keep, and cause the Borrower Subsidiaries to keep, accurate and proper books of record and account in which full, true and correct entries, in conformity with GAAP (and in conformity with all applicable laws), shall be made in all material respects of all dealings and transactions relating to their respective business and activities.

4.8         Maintenance; Preservation of Properties. Maintain, preserve and keep, and cause Borrower Subsidiaries to maintain, preserve and keep, their respective equipment and properties and every part thereof in good repair, working order and condition and in compliance with all applicable federal, state and local laws, statutes and ordinances, and from time to time make all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained.

4.9         Taxes. Duly pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and other charges of Government Authorities imposed upon Borrower, the Borrower Subsidiaries and their respective properties, or any part thereof or upon the income or profits therefrom, as well as all claims for labor, materials or supplies which if unpaid might by law become a lien or charge upon any of their respective properties, except such of the foregoing as are being diligently contested in good faith and reserved against on the respective balance sheets, if and to the extent required under GAAP, and by appropriate proceedings. If the Borrower or any Borrower Subsidiary receives a notice of assessment and has not reserved against it, the Borrower shall promptly give notice to the Lender of receipt thereof.

4.10       Governmental Authorizations. Maintain, preserve and protect all Governmental Authorizations, and comply in all respects with the terms of all Governmental Authorizations, and promptly (and in any event within ten (10) Business Days) notify the Lender upon obtaining knowledge of: (a) the termination, cancellation, material modification, lapse, non‑renewal or other loss of any Government Authorization relating to Collateral or operation of the Borrower’s or any Borrower Subsidiary’s business; and (b) any proceedings to which the Borrower or any Borrower Subsidiary is a party which involves a material risk of any matters set forth in clause (a) immediately preceding; and promptly furnish the Lender with copies of and information with respect to any new Governmental Authorizations relating to the Collateral or operation of the Borrower’s or any Borrower Subsidiary’s business issued to or acquired by the Borrower or any Borrower Subsidiary.

4.11        Reportable Event. As soon as possible and, in any event, within twenty (20) days after the Borrower knows or has reason to know that a Reportable Event has occurred, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver of the minimum funding standard under Section 412 of the Code with respect to a Plan, that a Plan has been or may be terminated, that proceedings may be or have been instituted to terminate a Plan, or that the Borrower or any ERISA Affiliate of the Borrower will or may incur any liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, deliver to the Lender a certificate of the chief financial officer of the Borrower setting forth details as to such occurrence and action, if any, which it is required or proposes to take, together with any notices required or proposed to be filed with or by it, the ERISA Affiliate, the PBGC or the plan administrator with respect thereto. If requested by the Lender, the Borrower will furnish to the Lender a copy of the annual report of each Plan (Form 5500 series), if any, required to be filed with the Internal Revenue Service. Copies of annual reports or any notices required under this Agreement to be delivered to the Lender shall be delivered no later than thirty (30) days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC or the date of receipt thereof. If the Borrower does not maintain a Plan, but shall at any time adopt or become obligated to contribute to a Plan, it shall comply with the foregoing provisions of this Section 4.11.

4.12       Notices. Promptly give notice to the Lender of: (a) the occurrence of any Default or any Event of Default, including a certificate of an appropriate officer or officers of the Borrower specifying: (i) the nature of such Default or Event of Default; (ii) the period of the existence thereof; and (iii) the actions that the Borrower proposes to take with respect thereto; (b) any change in the name or organizational structure of the Borrower or any Borrower Subsidiary; (c) any uninsured loss suffered by the Borrower or any Borrower Subsidiary through fire, theft, liability or property damage exceeding $100,000; (d) any pending or threatened litigation affecting the Borrower or any Borrower Subsidiary or any Collateral; (e) any change in the Borrower’s or Borrower Subsidiaries’ principal place of business; and (f) change in the location of any Collateral.

4.13       Agreements. Duly and timely perform, within all required time periods (after giving effect to any applicable grace periods), all of Borrower’s obligations and enforce all leases to which the Borrower is a party, when the failure to so perform and enforce would materially adversely affect the Borrower or its ability to perform its obligations under the Loan Documents.

4.14       Supplemental Disclosure. From time to time as may be necessary (in the event that such information is not otherwise delivered by the Borrower to the Lender pursuant to this Agreement), disclose to the Lender in writing any material matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described by the Borrower in the Loan Documents (including all appendices, schedules and exhibits thereto) or which is necessary to correct any information set forth or described by the Borrower hereunder or in connection herewith which has been rendered inaccurate thereby.

4.15       Financial Condition. Maintain the financial condition of the Borrower in accordance with GAAP, and as set forth in the applicable Compliance Certificate, as follows:

(a)      Fixed Charge Coverage Ratio. The Borrower shall at all times during the Credit Facility maintain a Minimum Fixed Charge Coverage Ratio of not less than 1.0 to one. The Borrower’s Minimum Fixed Charge Coverage Ratio shall be tested quarterly as of the end of each fiscal quarter and shall be determined on a rolling basis.

(b)      Minimum Liquidity, The Borrower and Borrower Subsidiaries shall on a consolidated basis satisfy the following Minimum Liquidity amounts as of each of the following dates:

As of	Required Minimum Liquidity
12/31/16	$500,000
6/30/17	$1,000,000
12/31/17	$1,500,000
12/31/18	$2,000,000
12/31 of any calendar year thereafter	$2,000,000

(c)      Maximum Liabilities. At all times during the Credit Facility, the Borrower’s and Borrower Subsidiaries’ consolidated Maximum Liabilities shall not exceed Forty‑Five Million Dollars ($45,000,000.00). Maximum Liabilities shall be tested quarterly as of the last day of each fiscal quarter.

(d)      Debt Yield. The Borrower shall at all times maintain a minimum Debt Yield of not less than nine percent (9%). Debt Yield shall be tested annually as of December 31 of each year, based on Primary NOI and the outstanding principal balance of the Credit Facility.

In the event that the Borrower fails at any time to satisfy the Debt Yield requirement, it shall have the right to (i) repay the Credit Facility (subject to the requirements of Section 1.5(c)) or (ii) reduce the Revolving Loan Commitment, in each case to a level sufficient to meet the Debt Yield requirement.

4.16       [RESERVED]

4.17       Sansei Subordination Nondisturbance and Attornment Agreements. Diligently pursue the Sansei SNDA and keep the Lender fully apprised of the Borrower’s progress in obtaining the Sansei SNDA, including any communications sent or received with respect to the Sansei SNDA. The Borrower shall have sole responsibility for, and shall timely satisfy, all terms and conditions of delivery of the Sansei SNDA. Any failure to obtain the Sansei SNDA and to satisfy all terms and conditions of delivery thereof by September 1, 2016, shall be considered an Event of Default.

4.18       Compliance with USA PATRIOT Act. Use good faith and commercially reasonable efforts to comply (and cause the Borrower Subsidiaries and the Borrower’s and Borrower Subsidiaries’ officers and directors, and any direct or indirect owner of Borrower, to comply) with the USA PATRIOT Act (Title III of Pub. L. 107-56, signed into law October 26, 2011) (the “Patriot Act”), and all applicable requirements of governmental authorities having jurisdiction over the Borrower, the Borrower Subsidiaries, and the Borrower’s and Borrower Subsidiaries’ officers and directors, and any direct or indirect owner of the Borrower, including those relating to money laundering and terrorism. In the event that the Borrower or any Borrower Subsidiary fails to comply with this Section 4.18 or with the Patriot Act or with any such requirements of governmental authorities, then the Lender may, at its option, cause the Borrower or such Borrower Subsidiary to comply therewith, and any and all reasonable costs and expenses incurred by the Lender in connection therewith shall be payable by the Borrower to the Lender on demand, and shall be secured by the Loan Documents.

4.19       Letter of Credit Collateral after the Maturity Date. At least thirty (30) days prior to the Maturity Date, in the event that there are any outstanding Letters of Credit scheduled to expire after the Maturity Date as permitted under this Agreement, the Borrower shall either (a) make arrangements satisfactory to the Lender to extend the Maturity Date, or (b) deposit with the Lender cash or other acceptable collateral (in Lender’s reasonable discretion) in an amount equal to 100% of the L/C Exposure (the “L/C Collateral”) so that all outstanding Letters of Credit will be fully secured by the L/C Collateral on the Maturity Date and upon termination of the Credit Facility pursuant to collateral documents in form and substance reasonably acceptable to the Lender and Issuing Bank.

4.20       Loan to Value.

(a)      The Borrower shall maintain a Loan to Value Ratio of no more than sixty-five percent (65%) (the “Loan to Value Ratio Cap”); provided, that, in the event that the Borrower can (a) maintain a Loan to Value Ratio equal to or below the Loan to Value Ratio Cap and (b) satisfy the conditions of Section 4.15(d) above, in each case without including the Appraisal Value of any one (1) piece of Mortgaged Property, the Borrower may elect to release such Mortgaged Property as Collateral.

(b)      In the event that the Borrower fails at any time to satisfy the Loan to Value Ratio requirement in clause (a) above, it shall have the right to (i) repay the Credit Facility (subject to the requirements of Section 1.5(c)) or (ii) reduce the Revolving Loan Commitment, in each case to a level sufficient to meet such Loan to Value Ratio requirement.

V. NEGATIVE COVENANTS

The Borrower agrees that, so long as this Agreement remains in effect, the Note remains outstanding and unpaid or any other amount is owing to the Lender hereunder, thereunder or under any Loan Document, the Borrower shall not, and shall not permit any Borrower Subsidiary, directly or indirectly, to take any of the following actions without the prior written consent of the Lender (which consent may be given or withheld in the discretion of the Lender):

5.1         Limitation on Liens. Create, incur, assume or suffer to exist any Liens upon any of the Collateral or upon any of their respective property, assets or revenues, real or personal, tangible or intangible, whether now owned or hereafter acquired, or make any investment in Capital Expenditures, except (a) Liens in the ordinary course of the Borrower’s business, including easements and licenses, and (b) Liens associated with Capital Expenditures permitted under Section 5.3 below subject to the limitations contained therein and provided no Default or Event of Default has occurred or is continuing at the time of such Lien and after giving effect to such Lien no Default or Event of Default shall exist.

5.2         Other Indebtedness. Create, incur or permit any liabilities resulting from any Indebtedness except as set forth in subsections (a) and (b) below, provided no Default or Event of Default has occurred or is continuing at the time of such Indebtedness and after giving effect to such Indebtedness no Default or Event of Default shall exist:

(a)      Indebtedness incurred in the ordinary course of the Borrower’s or a Borrower Subsidiary’s business, including equipment leases in the ordinary course of business; and

(b)      Indebtedness associated with Capital Expenditures permitted under Section 5.3 below, subject to the limitations contained therein.

5.3         Investments, Acquisitions and Capital Expenditures. Make or allow any Acquisition, Investment or Capital Expenditure or enter into any agreement to make any Acquisition, Investment, or Capital Expenditure, except Capital Expenditures incurred in the ordinary course of the Borrower’s or a Borrower Subsidiary’s business or that do not exceed $500,000.00, and provided no Default or Event of Default has occurred or is continuing at the time of such Capital Expenditure and after giving effect to such Capital Expenditure, no Default or Event of Default shall exist.

5.4         Restriction on Fundamental Changes. Enter into any transaction of merger, spinoff, or consolidation, directly or indirectly, whether by operation of law or otherwise, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any material part of its respective business, property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person, except that:

(a)      any Borrower Subsidiary may be merged or consolidated with or into the Borrower or any wholly-owned Borrower Subsidiary; provided that, in the case of such a merger or consolidation, the Borrower or such wholly-owned Borrower Subsidiary shall be the continuing or surviving corporation;

(b)      the Borrower and each Borrower Subsidiary may sell or otherwise dispose of real property inventory in the ordinary course of business, subject to obtaining any required release in accordance with the terms of this Agreement; and

(c)      the Borrower and each Borrower Subsidiary may sell or otherwise dispose of obsolete or worn out property in the ordinary course of business;

provided that, in no event shall the Borrower or any Borrower Subsidiary sell, assign, transfer, pledge or otherwise grant any Lien to any Person on any of its property, assets or revenues, real or personal, tangible or intangible, whether now owned or hereafter acquired, in which the Borrower has granted, or hereafter may grant, a Lien to the Lender. Any exceptions provided under subsections (a) through (c) above are conditioned upon no Default or Event of Default occurring or continuing at the time of such exception and after giving effect to such exception, that no Default or Event of Default shall exist.

5.5         Restricted Payments. Make or agree to make any dividend payment or other distribution or any loan to any shareholder or agree to repurchase the shares of any shareholder without the Lender’s consent, which consent shall not be unreasonably withheld (any payment in respect of any such dividend, distribution, loan or repurchase without the Lender’s consent being referred to herein as a “Restricted Payment”), except that distributions and dividends to the Borrower and redemptions of the Borrower’s interest in the Borrower Subsidiaries shall be allowed provided that no Default or Event of Default has occurred and is continuing at the time of such transaction, and provided, further, that after giving effect to such transaction, no Default or Event of Default shall exist.

5.6         Events of Default. Take or omit to take any action, which act or omission would constitute: (a) a default or an event of default pursuant to, or noncompliance with any of, the terms of any of the Loan Documents; or (b) a default or an event of default pursuant to, or non-compliance with, any other contract, agreement, lease, mortgage deed of trust or instrument to which the Borrower or any Borrower Subsidiary is a party or by which any of them or any of their respective property is bound, and which alone or in the aggregate with all other such defaults, events of default or non-compliance would materially adversely affect the business of the Borrower or any Borrower Subsidiary or the Borrower’s ability to perform its obligations under the Loan Documents.

5.7         Sale, Mortgage or Pledge of Mortgaged Property or Collateral. Sell, mortgage, pledge, transfer, hypothecate, assign, encumber or convey the Mortgaged Property or the Collateral, or any portion thereof or interest therein, or any other portion of the Borrower’s or Borrower Subsidiaries’ assets without the prior written consent of the Lender.

5.8         Priority. Permit any of the obligation of the Borrower or any Borrower Subsidiary under or otherwise in respect of this Agreement, the Note, the Loan Documents, and the Credit Facility and any and all other amounts due hereunder or thereunder to rank, as to payment and security, in pari passu with or lower in priority than any other Indebtedness other than Indebtedness permitted under Section 5.2, whether now existing or incurred hereafter, including indebtedness for borrowed money or under guarantees or in respect of any indenture, contract, agreement or other instrument or by which the Borrower or any Borrower Subsidiary or any of their respective property is bound, whether now existing or incurred hereafter.

5.9         Business. Materially change the character of the Borrower’s or any Borrower Subsidiary’s current business, or engage in any type of business other than their respective current business.

5.10       Use of Funds. Use any of the proceeds of the Credit Facility for any purpose except as set forth in Section 1.1(b) of this Agreement.

5.11       Guaranties. Guarantee or become liable in any way as a surety, endorser (other than in the ordinary course of business), or accommodation endorser or otherwise for the debt or obligation of any Person.

VI. THE BANK’S RIGHTS UPON DEFAULT

6.1         Events of Default. Each of the following events is an “Event of Default” under this Agreement:

(a)     Transfers.

(i)      Any sale, conveyance, pledge, assignment, disposition or other transfer of corporate stock or membership interests of, or the creation or issuance of new stock or membership interests by any other Borrower Subsidiary, in one or a series of transactions which results in any of such Borrower Subsidiary’s corporate stock or membership interest being vested in parties other than the Borrower (any such sale, conveyance, pledge, assignment, disposition, transfer or other action being referred to as a “Transfer”), without the Lender’s prior written consent, which consent may be given or withheld at Lender’s sole discretion.

(ii)      Prior to issuing any written consent or denial of consent, the Lender shall have the right (but not the obligation) to request, and the Borrower shall provide, at the Borrower’s sole cost and expense, any information Lender deems necessary to evaluate the proposed Transfer, including, but not limited to, any reports, statements, studies, appraisals, agreements, commitments, and other documents in the Borrower’s possession or control.

(iii)      A Transfer shall include, but not be limited to: (a) an installment sales agreement wherein a stockholder or member agrees to sell all or any portion of the corporate stock or membership interest of the Borrower or a Borrower Subsidiary for a price to be paid in installments; (b) a sale, assignment or other transfer of, or the grant of a security interest in, the corporate stock or membership interest of the Borrower or a Borrower Subsidiary; (c) if a stockholder is a corporation, any merger, consolidation, or a sale or pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions, by which such corporation’s stock shall be vested in a party or parties who are not its shareholders; (d) if a stockholder or member is a limited or general partnership or joint venture, any merger or consolidation or the change, removal or addition of a general partner or the sale or pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the sale or pledge of limited partnership interests or the creation or issuance of new limited partnership interests in one or a series of transactions, by which such limited partnership interests shall be vested in a party or parties who are not limited partners; (e) if a stockholder or member is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the sale or pledge of non‑managing membership interests or the creation or issuance of new non‑managing membership interests in one or a series of transactions, by which such non‑managing membership interests shall be vested in a party or parties who are not now non‑managing members; (f) if a stockholder or member is a trustee or nominee trustee of a trust, any merger, consolidation or the sale or pledge of the legal or beneficial interest in such trust or the creation or issuance of new legal or beneficial interests in one or a series of transactions, by which such beneficial or legal interests shall be vested in a party or parties who are not now legal or beneficial owners; or (g) the conversion of a stockholder or member from its present form of business organization to any other form of business organization, including, without limitation, a corporation, S‑corporation, general partnership, limited partnership, limited liability partnership, limited liability company, or sole proprietorship.

(b)     Representations, etc. Any certificate furnished by the Borrower or any Borrower Subsidiary to the Lender pursuant hereto shall prove to have been incorrect in any material respect or any of the representations and warranties made by the Borrower or any Borrower Subsidiary herein or in connection herewith shall prove to have been incorrect in any material respect when made, or shall hereafter become incorrect in any material respect.

(c)      Payments Under Loan Documents. The Borrower shall fail to pay within ten (10) days of the due date: (a) any payment of principal on the Note; (b) any payment of interest on the Note; or (c) any other amounts payable by the Borrower hereunder or under any of the other Loan Documents.

(d)      Defaults Under Other Agreements. The Borrower or any Borrower Subsidiary shall default in the payment of any Indebtedness beyond any period of grace provided with respect thereto or the Borrower shall default in the performance or observance of any other agreement, term or condition contained in any instrument, agreement or indenture pursuant to which any such Indebtedness is created or by which it is secured for such period of time as would cause, or permit the holder or holders of such obligations (or a trustee or other Person on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity or a portion thereof to be prepaid (other than by a regularly scheduled required prepayment) prior to such stated maturity.

(e)      Bankruptcy, etc. The Borrower or any Borrower Subsidiary shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any Borrower Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, and relief is ordered against the Borrower or such Borrower Subsidiary or the petition is not dismissed within sixty (60) days after the commencement of such case; or a trustee (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property the Borrower or any Borrower Subsidiary; or the Borrower or any Borrower Subsidiary commences any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to it; or there is commenced against the Borrower or any Borrower Subsidiary any such proceeding which remains undismissed for a period of sixty (60) days; or the Borrower or any Borrower Subsidiary is adjudicated insolvent or bankrupt; or the Borrower or any Borrower Subsidiary fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; the Borrower or any Borrower Subsidiary by any act or failure to act indicates its consent to, approval of or acquiescence in any such case or proceeding or in the appointment of any custodian or the like for it or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days; or the Borrower or any Borrower Subsidiary makes a general assignment for the benefit of creditors; or any action is taken by the Borrower or any Borrower Subsidiary for the purpose of effecting any of the foregoing.

(f)      Loan Documents. The Borrower shall fail to perform in full or observe in full any term, covenant or agreement on its part to be performed or observed in Sections 4.3, 4.15, 5.1, 5.2, 5.3, 5.4, 5.5, 5.7, 5.8, 5.9, 5.10 or 5.11 of this Agreement in accordance with the terms thereof.

(g)     [RESERVED].

(h)     Sansei SNDA. The Borrower fails to deliver either the Sansei SNDA by the dates specified in Section 4.17.

(i)      Security. Any of the mortgages, guarantees and security agreements now or hereafter existing which secure the obligations of the Borrower under this Agreement, the Note, and the other Loan Documents shall be deemed not to be legal, valid, binding and/or enforceable in accordance with their respective terms or any party thereto (other than the Lender) shall deny all or any obligation or liability thereunder.

(j)      ERISA. Any member of the Controlled Group of the Borrower shall fail to pay when due an amount or amounts aggregating in excess of U.S. $1,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of U.S. $3,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any member of the Controlled Group to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC Material Plan must be terminated.

(k)      Material Adverse Change. There shall be a material adverse change in the condition (financial or otherwise) of the Borrower or any Borrower Subsidiary which shall materially adversely affect the ability of the Borrower to perform its obligations under the Loan Documents.

(l)      Termination; Dissolution; Etc. Any action or proceeding shall have been commenced to terminate or dissolve the Borrower or any Borrower Subsidiary or any petition or application shall have been filed to initiate any such termination or dissolution, or the Borrower or any Borrower Subsidiary shall otherwise be deemed to have terminated or dissolved.

(m)    Other Loan Documents; Other Terms. (i) An “Event of Default” under and as defined in any of the other Loan Documents shall have occurred; or (ii) the Borrower shall otherwise fail to observe or perform any other term, covenant or agreement contained in this Agreement (other than the Events of Default described in any other subsection of this Section 6.1) or any of the other Loan Documents on its part to be observed or performed, and any such failure shall remain unremedied for any applicable grace period provided therefor, or if no grace period is so provided, then for a period of thirty (30) days after the earlier of: (A) the date written notice thereof shall have been given to the Borrower by the Lender; and (B) the date the Borrower should have delivered to the Lender a written notice of the occurrence of a Default or Event of Default in respect thereof pursuant to Section 4.12 hereinabove.

(n)     Collateral. Any Collateral or any other property, assets or revenues or any portion thereof, real or personal, tangible or intangible, whether now owned or hereafter acquired, in which the Borrower has granted, or hereafter may grant, a Lien to the Lender: (i) is sold, transferred, hypothecated, assigned or otherwise conveyed without the Lender’s prior written consent, except as specifically permitted in this Agreement or the other Loan Documents; or (ii) is seized, attached, executed, forfeited, confiscated, levied upon under any legal process or under any claim of legal right, or subject to forfeiture proceedings under any state or federal laws, and such seizure, forfeiture, confiscation, attachment or levy is not released or discharged; or (iii) is destroyed, lost or damaged and such destruction, loss or damage is not covered by insurance and replaced within thirty (30) days of such destruction, loss or damage.

(o)     Termination of Governmental Authorizations. Any Governmental Authorization: (a) which is material to the business or operations of the Borrower or any Borrower Subsidiary; or (b) the loss of which could materially adversely affect the ability of the Borrower to perform its Obligations under this Agreement or any of the Loan Documents, shall be suspended, terminated, revoked, shall expire without renewal on or before its expiration date, or shall become subject to any injunction or order which has not been stayed and which may, in the reasonable judgment of the Lender, materially adversely affect the business or operations of the Borrower or its ability to perform its Obligations under this Agreement or any other Loan Document.

(p)     Judgment. Any final, uninsured judgment shall be rendered against the Borrower or any Borrower Subsidiary for the payment of money in an amount which alone or with other outstanding final judgments exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate and:

(i)      such judgment shall not be discharged or fully bonded against within thirty (30) days; or

(ii)      within thirty (30) days after entry of such judgment, execution shall not be stayed pending appeal; or

(iii)    such judgment shall not be discharged within thirty (30) days after expiration of any such stay.

6.2         The Lender’s Rights. If an Event of Default shall occur and be continuing the Lender shall have, in addition to any and all other rights and remedies, legal or equitable, available to the Lender under any and all of the Loan Documents or at law, the following additional rights and remedies:

(a)      The absolute right to deny to the Borrower any further disbursement of the Credit Facility proceeds or other funds (the Lender’s obligation to extend any further credit to the Borrower shall immediately terminate);

(b)      The right, at the option of the Lender, to declare, without notice, the entire principal amount and accrued interest under the Credit Facility, plus any fees and charges reasonably incurred by the Lender under any of the Loan Documents, immediately due and payable;

(c)      The right, at the option of the Lender, to charge interest on any principal amount outstanding under this Agreement and also in respect of overdue interest on any Revolving Borrowing at the Default Rate; and

(d)      The right to the ex parte appointment without bond of a receiver, without regard to the value of any collateral or solvency of any party liable for payment, observance or performance of the Obligations and regardless of whether the Lender have any adequate remedy at law.

The Borrower hereby waives to the full extent that it may lawfully do so, the benefit of all such laws and any and all rights to have any of the property, assets or revenues or any portion thereof, real or personal, tangible or intangible, whether now owned or hereafter acquired, in which the Borrower has granted, or hereafter may grant, a Lien to the Lender marshaled upon any foreclosure of such property, assets or revenues and agrees that after the occurrence of any Event of Default, the Lender may, in its sole discretion, proceed to enforce its rights under the Loan Documents and to foreclose on any or all of such property, assets or revenue, irrespective of the differing nature thereof or whether or not the same constitutes real or personal property.

VII. MISCELLANEOUS

7.1         Further Assurance. From time to time within five (5) Business Days after the Lender’s demand, the Borrower will execute and deliver such additional documents, take such further action and provide such additional information as may be reasonably requested by the Lender to carry out the intent of this Agreement and the other Loan Documents and to be informed of Borrower’s status and affairs.

7.2         Accounting Principles. Except as otherwise specifically provided in this Agreement, all statements to be prepared and determinations to be made under this Agreement, including (without limitation) those pursuant to Article IV shall be prepared and made in accordance with GAAP.

7.3         Enforcement and Waiver by the Lender. The Lender shall have the right at all times to enforce the provisions of the Loan Documents as they may be amended from time to time, in strict accordance with their terms, notwithstanding any conduct or custom on the part of the Lender in refraining from so doing at any time or times. The failure of the Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of the Loan Documents or as having in any way or manner modified or waived the same. All rights and remedies of the Lender are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

7.4         Expenses; Indemnity.

(a)      The Borrower agrees to pay all reasonable out-of-pocket expenses of the Lender incurred in connection with the preparation, execution, delivery, enforcement and administration of this Agreement, the Note, and the Loan Documents and the making and repayment of the Credit Facility, including, without limitation the reasonable legal fees and expenses of the Lender;

(b)      The Borrower further agrees to pay, and to save the Lender harmless from all liability for, any stamp or other documentary taxes which may be payable in connection with the Borrower’s execution or delivery of this Agreement and the other Loan Documents, its borrowings hereunder, or its issuance of the Note, or of any other instruments or documents provided for herein or delivered or to be delivered by the Borrower hereunder or in connection herewith;

(c)      Whether or not the transactions contemplated hereby shall be consummated: the Borrower shall pay and indemnify and hold harmless the Lender and its officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including all fees and disbursements of counsel, the allocated costs of internal legal services, and disbursements of internal legal counsel) of any kind or nature whatsoever (except for such Indemnified Person’s own gross negligence or willful misconduct) with respect to and to the extent arising from the Borrower’s or any Borrower Subsidiary’s execution, delivery, enforcement or performance of this Agreement and any other Loan Documents, or the Borrower’s use of the proceeds of the Credit Facility, or arising from the action or failure to act of the Borrower, the Borrower Subsidiaries, or their respective officers, directors, employees, counsel, agents or attorneys-in-fact; and

(d)      All obligations provided for in this Section 7.4 shall survive any termination of this Agreement.

7.5         Notices. All notices, requests, demands or documents that are required or permitted to be given or served hereunder shall be in writing and personally delivered, or sent by registered or certified mail addressed, or by email with confirming hard copy of such email sent, as follows:

To Borrower at:	Maui Land & Pineapple Company, Inc. 500 Office Road Lahaina, Hawaii 96761 Attn: Wade K. Kodama Email: wkodama@kapalua.com

with copy to:	Stradling Yocca Carlson & Rauth LLP 660 Newport Center Drive, Suite 1600 Newport Beach, California 92660 Attention: Christopher D. Ivey Email: CIvey@stradlinglaw.com

To Lender at:	First Hawaiian Bank 999 Bishop Street Honolulu, Hawaii 96813 Attn: Corporate Banking Division, Coby Barbata Email: cbarbata@fhb.com

with copy to:	Goodsill Anderson Quinn & Stifel 999 Bishop Street, Suite 1600 Honolulu, Hawaii 96813 Attention: Joseph A. Dane, Esq.; Trent K. Miyashiro, Esq. Email: jdane@goodsill.com; tmiyashiro@goodsill.com

The addresses may be changed from time to time by the addressee by serving notice as heretofore provided. Notices shall be effective, (i) if sent by e-mail, on the day sent, if sent before 5:00 p.m. Hawaii Standard Time, or on the next Business Day, if sent after 5:00 p.m. Hawaii Standard Time, in each case, (ii) if sent by nationally recognized private courier, on the next Business Day, (iii) if mailed, three Business Days after mailing or four Business Days if personally delivered, when delivered

The Borrower shall and does hereby hold the Lender harmless from, and indemnify the Lender against, any loss, cost, expense, claim or demand which may be incurred by or asserted against the Lender by virtue of the Lender acting upon any such notices, requests, demands or documents transmitted in accordance with the above provisions.

7.6         Waiver and Release by the Borrower. To the maximum extent permitted by applicable law, the Borrower:

(a)      Waives notice and opportunity to be heard, after acceleration of the indebtedness evidenced by the Loan Documents, before exercise by the Lender of the remedy of setoff or of any other remedy or procedure permitted by any applicable law or by any prior agreement with the Borrower, and, except where specifically required by this Agreement or by any applicable law, notice of any other action taken by the Lender;

(b)      Waives presentment, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, or enforcement of this Agreement, and consents to any extension of time, renewals, releases of any person or organization liable for the payment of the Obligations under this Agreement, and waivers or modifications or other indulgences that may be granted or consented to by the Lender in respect of the Credit Facility and other extensions of credit evidenced by this Agreement; and

(c)     Releases the Lender and its officers, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them except willful misconduct or gross negligence.

7.7         Sales and Participations.

(a)      The Borrower shall have no right to assign or delegate any of its rights or obligations in the Credit Facility or under the Loan Documents without the prior written consent of the Lender, which the Lender may give or withhold in its sole and absolute discretion.

(b)      The Lender may at any time sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of, to any one or more Participants, all or any part of the indebtedness of the Borrower at any time outstanding and held by the Lender under any of the Loan Documents. The Borrower acknowledges and agrees that any such disposition will give rise to an obligation of the Borrower to each Participant and that, in such event, each Participant shall, for all purposes hereof, be entitled to the benefits of the Loan Documents and all other documents, instruments and agreements therein described, as its interest may appear.

(c)      The Borrower will, at the Lender’s request, cooperate with and assist in the Lender’s participation effort, including preparation of materials regarding the Collateral and Borrower Subsidiaries and meeting with prospective Participants regarding the Collateral and Borrower Subsidiaries. The Borrower authorizes the Lender to disclose and distribute to prospective Participants such financial and other information concerning the Borrower, the Collateral and Borrower Subsidiaries as the Lender believes advisable in order to arrange participation of the Loan.

(d)      The Borrower hereby consents to any and all discussions and agreements heretofore or hereafter made between the Lender and any Participant or prospective Participant regarding the interest rate, fees, and other terms and provisions applicable to the Credit Facility, and to the Lender’s disclosure to any Participant or prospective Participant, from time to time, of such financial and other information pertaining to the Borrower, any Borrower Subsidiary and the Credit Facility as the Lender and such Participant or prospective Participant may deem appropriate (whether public or non-public, confidential or non‐confidential, and including information relating to any insurance required to be carried by the Borrower and any financial or other information bearing on the Borrower’s creditworthiness and the value of any Collateral). The Borrower acknowledges that the Lender’s disclosure of such information to any Participant or prospective Participant constitutes an ordinary and necessary part of the process of effectuating and servicing the Credit Facility.

(e)      Further, the Borrower shall, from time to time at the request of the Lender and any Participant, and at no cost to the Borrower, execute and deliver, or cause to be executed and delivered, to the Lender or to such Participant (or any other party as the Lender or such Participant may designate), any and all such further instruments as may in the opinion of the Lender or such Participant be reasonably necessary or desirable to give full force and effect to such participation, including, but not limited to, such estoppel certificates or other instruments as may be requested from the Borrower to evidence the continuing validity of the Loan Documents and the absence of any default by the Lender thereunder; provided, however, that the contents of such instruments shall not, in any way, increase the obligations, liabilities, responsibilities, or burdens of the Borrower under the Loan Documents.

(f)      In addition, the Borrower shall furnish to the Lender or any Participant all financial and other information relating to the Credit Facility, the Mortgaged Property, the Collateral, or the Borrower or any Borrower Subsidiary as may be requested by the Lender or such Participant.

(g)      Notwithstanding the foregoing, the Borrower acknowledges that no Participant shall be deemed a direct lender or co‑lender with the Lender. In the event the Loan is participated, the Lender, or an entity acceptable to the Lender and the Participants shall serve as administrative agent for all of the Loan Participants. If an administrative agent is appointed, the Lender and the Participants may require that any consent or approval rights of the Lender under the Loan Documents shall be processed thorough the administrative agent.

(h)      The Lender or any Participant may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement and the Loan Documents to secure obligations of the Lender or such Participant, including any pledge or grant to secure obligations to a Federal Reserve Bank or to any other agency or instrumentality of the United States of America to support borrowings of federal funds; provided that no such pledge or grant of a security interest shall release the Lender or such Participant from any of its obligations hereunder or substitute any such pledgee or grantee for the Lender or such Participant as a party hereto.

7.8         Applicable Law. The substantive laws of the State of Hawaii shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

7.9         Binding Effect. This Agreement shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, and shall be binding on the parties hereto and their respective heirs, personal representatives, successors and assigns.

7.10       Merger. This Agreement and the remainder of the Loan Documents constitute the full and complete agreement between the Lender and the Borrower with respect to the Credit Facility, and all prior oral and written agreements, commitments and undertakings shall be deemed to have been merged into the Loan Documents and such prior oral and written agreements, commitments and undertakings shall have no further force or effect except to the extent expressly incorporated in the Loan Documents.

7.11       Amendments; Consents. No amendment, modification, supplement, termination, or waiver of any provision of this Agreement or the other Loan Documents, and no consent to any departure by the Borrower therefrom, may in any event be effective unless in writing signed by the Lender, and then only in the specific instance and for the specific purpose given.

7.12       Severability. If any provision of any of the Loan Documents shall be held invalid under any applicable law, such invalidity shall not affect any other provision of the Loan Documents that can be given effect without the invalid provision, and, to this end, the provisions of the Loan Documents are severable.

7.13       Right of Setoff. In addition to any right now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, the Lender is hereby authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time held or owing by the Lender (including, without limitation, by branches and agencies of the Lender wherever located) to or for the credit or account of the Borrower against and on account of the duties, obligations, responsibilities, liabilities of the duties, obligations, responsibilities, liabilities and agreements of the Borrower to the Lender under this Agreement, the Note, or the other Loan Documents and all other claims of any nature or description arising out of or connected with this Agreement, the Note, or any other Loan Document, irrespective of whether or not the Lender shall have made any demand hereunder and although such agreements of the Borrower or claims of the Lender shall be contingent or unmatured.

7.14       Time is of the Essence. Time is of the essence under and in respect of this Agreement.

7.15       Headings. The headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction of any provision.

7.16       Counterparts. This Agreement may be executed in counterparts, each of which shall be an original instrument and all of which shall together constitute one and the same agreement.

7.17       Survival of Representations and Warranties. All representations and warranties contained herein or otherwise made in writing by the Borrower or Borrower Subsidiaries in connection herewith shall survive the execution and delivery of this Agreement, the Note, and the other Loan Documents.

7.18       OFAC Restrictions. The Lender and the Borrower are obligated to comply with the laws and regulations administered by the United States Office of Foreign Asset Control (“OFAC Restrictions”). In order to comply with OFAC Restrictions, the Lender may be required to temporarily suspend processing a transaction, which may result in delayed availability of funds, or may be prohibited from closing a transaction altogether. The Borrower agrees to the foregoing, and further agrees that if the Lender is required by applicable OFAC Restrictions to suspend processing of a transaction, or is prohibited by applicable OFAC Restrictions from closing a transaction, the Lender will not be liable for any damages of any kind or nature (including, without limitation, actual, consequential, special, incidental, punitive, or indirect damages, whether arising out of claims for “lender liability” or any other cause), which the Borrower may suffer or incur in connection with any such suspension of, or failure to close, a transaction.

7.19       USA PATRIOT Act Notice. The Lender hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender, as applicable, to identify Borrower in accordance with the Patriot Act.

7.20       Waiver of Jury Trial and Submission to Venue. The Borrower and each Borrower Subsidiary hereby knowingly, voluntarily and intentionally waives any right it may have to a jury trial in any legal proceeding which may be hereinafter instituted by the Lender or the Borrower or any Borrower Subsidiary to assert any of their respective claims arising out of or relating to this Agreement or any other agreement, instrument or document evidencing, securing or relating to the Credit Facility. In such event, the Borrower and each Borrower Subsidiary, at the request of the Lender, shall cause its attorney of record to effectuate such waiver in compliance with the Rules of Civil Procedure of the applicable jurisdiction, as the same may be amended from time to time. The Borrower and each Borrower Subsidiary each hereby submits to the jurisdiction of the courts of the State of Hawaii and agrees that any judgment of the courts of the State of Hawaii, including any in personam judgment, shall be deemed to have the same force and effect as that obtained from the courts in the jurisdiction in which the Borrower or such Borrower Subsidiary resides. The Borrower and each Borrower Subsidiary each hereby waives any right which it may have to transfer or change the venue of any litigation brought against it by the Lender in accordance with this Section 7.20.

VIII. DEFINITIONS

8.1         “Acquisition” means any transaction, or any series of related transactions, by which the Borrower or any Borrower Subsidiary directly or indirectly: (a) acquires any going business or all or substantially all of the assets of any firm, company, partnership, joint venture, limited liability, corporation or division thereof, whether through purchase of assets, merger or otherwise; or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority of the stock of a corporation having ordinary voting power for the election of directors; or (c) acquires control of fifty percent (50%) or more ownership interest in any partnership, limited liability company or other entity. The amount of any Acquisition shall be equal to the purchase price thereof.

8.2         “Adjusted EBITDA” means the following for the period being measured: (A) the Borrower’s and Borrower Subsidiaries’ consolidated earnings; plus (B) provision for income taxes recognized; plus (C) interest expense on Indebtedness; plus (D) depreciation and amortization; plus (E) non‑recurring charges and/or losses before taxes (whether cash or non‑cash); minus (F) non‑recurring earnings, income and/or gains before taxes (whether cash or non‑cash), determined based on the most recent fiscal quarter, but annualized.

8.3         “Affiliate” shall mean: (a) any Person, that directly or indirectly, through one or more intermediaries, controls Borrower or any Borrower Subsidiary (a “Controlling Person”); or (b) any Person (other than the Borrower or a Borrower Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

8.4         “Agreement” shall mean this Third Amended and Restated Credit Agreement, as it may from time to time be amended, supplemented or otherwise modified.

8.5           [RESERVED]

8.6         “Appraised Value” with respect to any property shall be the fair market value of such property as determined by a licensed appraiser acceptable to and retained by the Lender, determined in accordance with the Uniform Standards of Professional Appraisal Practice and FIRREA requirements.

8.7         “Assignment of Rents” means an assignment or assignments of rents and leases, in form and substance satisfactory to the Lender, assigning the Borrower’s interest as lessor in, and all rents from, leases relating to the Mortgaged Property, as amended from time to time.

8.8         “Bankruptcy Code” shall have the meaning provided in Section 6.1(e) of this Agreement.

8.9         “Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

8.10        “Borrower Subsidiary” shall mean any Subsidiary of the Borrower. As of the Closing Date, the Borrower Subsidiaries consist of KLC, and KRC.

8.11         [RESERVED]

8.12       “Business Day” shall mean any day, excluding Saturdays and Sundays, on which the main branch of the Lender in Honolulu, Hawaii is open to the public for carrying on substantially all of its banking functions.

8.13       “Capital Expenditure” means any expenditure for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have a useful life of more than one (1) year.

8.14       “Closing” shall refer to the execution and delivery of all Loan Documents, the recordation of the Mortgage, and the completion of all conditions for the first disbursement of Credit Facility proceeds to the Borrower, each in accordance with the terms of this Agreement.

8.15       “Closing Certificate” shall mean a Closing Certificate in form and substance acceptable to the Lender, executed by the Borrower and delivered to the Lender on the Closing Date.

8.16       “Closing Date” shall mean the date that Closing occurs.

8.17       “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

8.18       “Collateral” shall have the meaning set forth in Section 1.3 of this Agreement.

8.19       “Compliance Certificate shall have the meaning set forth in Section 4.2 of this Agreement.

8.20       “Controlled Group” shall mean with respect to any specified Person: (a) all members of a controlled group of corporations; and (b) all trades or businesses (whether or not incorporated) under common control which, together with such Person, are treated as a single employer under Sections 414(b) or 414(c) of the Code.

8.21       “Credit Facility” shall have the meaning set forth in Recital A of this Agreement.

8.22       “Debt Service” shall mean the Borrower’s actual or required debt service payments with respect to any Indebtedness, including required or actual principal and interest payments and also including all actual or required payments under capital leases.

8.23       “Debt Yield” shall mean Primary NOI divided by the outstanding principal balance of the Credit Facility.

8.24       “Default” shall mean any event, act or condition which notice or lapse of time or both would constitute an Event of Default.

8.25       “Default Rate” shall have the meaning given in Section 1.4(a) of this Agreement.

8.26       “Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

8.27       “Environmental Indemnity Agreement” shall mean an environmental indemnity agreement in form and substance satisfactory to the Lender, with respect to the Mortgaged Property.

8.28       “Environmental Laws” means all present and future federal, state or local laws, statutes, ordinances, rules or regulations and other requirements of governmental authorities relating to the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as now or hereafter amended, the Clean Water Act, 33 U.S.C. § 1251 et seq., as now or hereafter amended, the Clean Air Act, 42 U.S.C. § 7401 et seq., as now or hereafter amended, the Toxic Substances Control Act, 15 U.S.C. § 2601-2629, as now or hereafter amended, the Safe Drinking Water Act, 42 U.S.C. § 300f-300j, as now or hereafter amended, the Environmental Response Law, Hawaii Revised Statutes, as amended, Ch. 128D, as now or hereafter amended, and the regulations now or hereafter adopted, published and/or promulgated pursuant thereto.

8.29       “ERISA” shall mean the Employee Retirement Income Security Act of 1974 as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

8.30       “ERISA Affiliate” shall mean each trade or business (whether or not incorporated) which together with the Borrower or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001 of ERISA.

8.31       “Event(s) of Default” shall have the meaning set forth in Section 6.1 of this Agreement.

8.32       The term “fiscal year” shall mean, with respect to the Borrower and each Borrower Subsidiary, the fiscal year ending on December 31 of each year. References to specific fiscal years (e.g. “fiscal year 2016”) shall mean the fiscal year ending December 31 of the year specified.

8.33       The term “fiscal quarter” shall mean, with respect to the Borrower and each Borrower Subsidiary, the fiscal quarter ending on the last day of March, June, September and December of each year. References to specific fiscal quarter (e.g., “first fiscal quarter 2016”) shall mean the specified fiscal quarter of the fiscal year specified.

8.34       “Fixed Charges” shall mean the Borrower’s Debt Service for the most recent fiscal quarter, but annualized.

8.35       “GAAP” shall mean generally accepted accounting principles, consistently applied.

8.36       “Government Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

8.37       “Governmental Authorizations” shall mean all franchises, licenses, permits, consents, approvals, authorizations and agreements granted or issued by any local, state or Federal commission, agency or authority or any other Government Authority, whether presently existing or hereafter granted or issued to or obtained or used by the Borrower or any Borrower Subsidiary in its business and/or for the operation and use of the Collateral.

8.38       “Hazardous Substance” means any substance that is at any time defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations, including, without limitation, the environmental laws, as a “hazardous substance, hazardous waste, infectious waste, toxic substance, toxic pollutant” and including, without limitation, asbestos, polychlorinated biphenyls, petroleum products, petroleum byproducts, petroleum wastes and byproducts associated with the extraction, refining or use of petroleum or petroleum products, whether or not so listed or classified in such laws or regulations.

8.39       “Hazardous Substance Activity” means any actual, proposed or threatened storage, holding, existence, use, release, migration, emission, discharge, generation, processing, abatement, removal, repair, cleanup, detoxification, disposition, handling or transportation of any hazardous substance from, under, into or on the property or any other activity that occurs or causes or would cause such event to exist.

8.40       “Indebtedness” shall mean, with respect to a Person, all items of indebtedness and other obligations of the Person which, in accordance with generally accepted principles of accounting, would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined, including, without limitation, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations in respect of accounts payable and accrued expenses, and (iv) all obligations to pay the deferred purchase price of property or services, plus obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, in respect of which obligations the Person is liable, whether pursuant to a guarantee, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Person otherwise assures a creditor against loss.

8.41       “Indemnified Person” shall have the meaning set forth in Section 7.4(c) of this Agreement.

8.42       “Investment” shall mean any investment by or of the Borrower or any Borrower Subsidiary, whether by means of purchase or other acquisition of capital stock, shares, options, warrants, participations or other interests of or in any other Person or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest, or otherwise, in any other Person (other than any Affiliates), including any partnership, limited liability company and joint venture interests of such Person in any other Person. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

8.43       “Issuing Bank” means the Lender, in its capacity as issuer of a Letter of Credit.

8.44       “Key Tenants” shall mean the tenants holding the following tenant leases:

(a)      Lease dated December 7, 2007, as amended, by and between the Borrower and BC Restaurant Operator Inc., a Hawaii corporation;

(b)      Lease dated May 11, 2011, as amended, by and between the Borrower and MNS, Ltd., a Hawaii corporation;

(c)      Lease dated October 28, 2005, as amended, by and between the Borrower and Octopus/DK, Inc., a Hawaii corporation.

8.45       “KLC” means Kapalua Land Company, Ltd., a Hawaii corporation.

8.46       “KRC” means Kapalua Realty Company, Ltd., a Hawaii corporation, the sole shareholder of which is KLC.

8.47       “L/C Application” shall have the meaning set forth in Section 1.2(e) of this Agreement.

8.48       “L/C Collateral” shall have the meaning set forth in Section 4.19 of this Agreement.

8.49       “L/C Disbursements” shall mean a payment (or payments) made by the Issuing Bank pursuant to a Letter of Credit.

8.50       “L/C Exposure” shall mean, at any time, the sum of: (A) the aggregate undrawn amount of all outstanding Letters of Credit at such time; plus (B) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

8.51       “L/C Exposure Limit” shall mean $5,000,000.

8.52       “Lender” shall have the meaning set forth in the first paragraph of this Agreement.

8.53       “Letter of Credit” shall have the meaning provided in Section 1.2(c) of this Agreement.

8.54       “Liens” shall mean any mortgage, pledge, lien or other charge or encumbrance of any kind (including, without limitation, the charge upon property purchased under conditional sale or other title retention agreements), or grant of any security interest.

8.55       “Loan” or “Loans” shall have the meanings set forth in Section 1.1(a) of this Agreement.

8.56       “Loan Documents” shall have the meaning set forth in Section 1.6 of this Agreement.

8.57        “Loan Fee” shall have the meaning set forth in Section 1.8 of this Agreement.

8.58       “Loan to Value Ratio” at any particular time shall mean the ratio that (a) the Revolving Loan Commitment at that time bears to (b) the Appraised Value of the Collateral.

8.59       “Material Plan” shall have the meaning provided in Section 6.1(j) of this Agreement.

8.60       “Maturity Date” shall have the meaning set forth in Section 1.1(c) of this Agreement.

8.61       “Maximum Liabilities” shall mean all liabilities which would, in conformity with GAAP, be classified as a liability on the consolidated balance sheet of the Borrower and the Borrower Subsidiaries.

8.62       “Minimum Fixed Charge Coverage Ratio” shall mean the ratio of Adjusted EBITDA to Fixed Charges.

8.63       “Minimum Liquidity” shall mean the sum of the Borrower’s and Borrower Subsidiaries’ consolidated (i) cash and cash equivalents; (ii) publicly traded marketable securities acceptable to the Lender; and (iii) the undisbursed Revolving Loan Commitment under the Credit Facility.

8.64       “Mortgage” shall mean that certain Mortgage, Security Agreement and Fixture Filing, as amended, in form and substance satisfactory to the Lender, executed by the Borrower in favor of the Lender, respectively granting to the Lender a first priority mortgage and security agreement in and to the Borrower’s interest in the Mortgaged Property, as may be further amended, modified, or restated from time to time.

8.65       “Mortgaged Property” shall mean all of the real and personal property at the following:

(a)      Fee simple property (TMK Parcel No. (2) 4-2-004-035) located at 700 Office Road, Lahaina, Hawaii, owned by the Borrower, known as Honolua Village, occupied in part by the Borrower, the major tenant of which is Sansei Restaurant.

(b)      Fee simple property (TMK Parcel Nos. (2) 4-2-004-025 and (2) 4‑2‑006‑011) located at One Bay Club Place, Lahaina, Hawaii, owned by the Borrower, currently occupied by Merriman’s Restaurant.

(c)      Fee simple property (TMK Parcel No. (2) 4-2-004-054) located at 502 Office Road, Lahaina, Hawaii, owned by the Borrower, known as the Honolua Store, currently leased to ABC stores.

8.66       ‘‘Note” shall have the meaning set forth in Section 1.2(e) of this Agreement.

8.67       ‘‘Notice of Borrowing” shall mean notice of a requested Loan as described in Section 1.2 of this Agreement.

8.68       “Obligations” shall have the meaning set forth in Section 1.7 of this Agreement.

8.69       “OFAC Restrictions” shall have the meaning set forth in Section 7.18 of this Agreement.

8.70       “Participant” shall mean any lender or lenders that shall have agreed to purchase a participating interest in the Credit Facility and in the Loan Documents from the Lender.

8.71       “Patriot Act” shall have the meaning set forth in Section 4.18 of this Agreement.

8.72        “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

8.73      “Person” shall mean and include any individual, corporation, partnership, limited liability company, association, trust, or legal entity or any governmental or political subdivision or agency, department or instrument thereof.

8.74       “Personal Property” shall mean all of the Borrower’s personal property, including, without limitation, accounts, accounts receivable, inventory, furniture, fixtures, equipment, general intangibles, trade names, licenses, deposit accounts and proceeds of the foregoing.

8.75       “Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either: (a) maintained by a member of the Controlled Group for employees of a member of the Controlled Group; or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

8.76       “Primary NOI” shall mean net operating income from tenant leases of the Mortgaged Property, calculated based on the trailing twelve months of revenues less the trailing twelve months of associated operating expenses. The calculation of Primary NOI shall exclude income and expenses from tenant leases which have expired or terminated within the trailing 12‑month period, tenant leases which are in default and tenants who are not paying rent.

8.77       “Prime Rate” or “Prime” shall have the meaning set forth in Section 1.4(a) of this Agreement.

8.78       The term “quarter” shall mean, unless “calendar quarter” is specified, the fiscal quarter.

8.79       “Reportable Event” shall mean an event described in Section 4043(b) of ERISA (with respect to which the 30‑day notice requirement has not been waived by the PBGC).

8.80       “Restricted Payment” shall have the meaning set forth in Section 5.5 of this Agreement.

8.81       “Revolving Borrowing” or “Revolving Borrowings” shall have the meanings set forth in Section 1.2(a) of this Agreement.

8.82       “Revolving Loan Commitment” shall mean $25,000,000.

8.83       “Sansei SNDA” shall mean a Subordination, Nondisturbance and Attornment Agreement in favor of the Lender, in form and substance acceptable to the Lender, from Octopus/DK, Inc. with respect to its tenant lease dated October 28, 2005, as amended.

8.84       “Second Amended and Restated Credit Agreement” shall have the meaning set forth in Recital A of this Agreement.

8.85       “Security Agreement” shall mean that certain Security Agreement, as amended, in form and substance satisfactory to the Lender, executed by the Borrower and granting a first priority security interest in the Personal Property.

8.86       “Subsidiary” shall mean and include, with respect to a Person, any company in which such Person now has or may hereafter acquire an aggregate of more than fifty percent (50%) of the voting stock and any partnership, limited liability company, or other entity in which such Person now has or may hereafter acquire majority control. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock “has such voting power by reason of any contingency, and the term “majority control” means the right, ability or authority to manage, direct or control the business affairs of the subject entity.

8.87       “Swap” shall have the meaning provided in Section 1.4(b) of this Agreement.

8.88       “Taxes” shall have the meaning set forth in Section 1.5(e) of this Agreement.

8.89       “Term Loan” or “Term Loans” shall have the meanings set forth in Section 1.2(b) of this Agreement.

8.90       “Term Loan Maturity Date” shall have the meaning set forth in Section 1.2(b)(ii)(A) of this Agreement.

8.91       “Transfer” shall have the meaning set forth in Section 6.1(a) of this Agreement.

8.92       “Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which: (a) the present value of all vested nonforfeitable benefits under such Plan exceeds; (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

8.93       “Written” or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

8.94       “Yield Maintenance” shall have the meaning set forth in Section 1.5(c)(ii)(B) of this Agreement.

IN WITNESS WHEREOF, the Lender and the Borrower have duly executed this Agreement.

FIRST HAWAIIAN BANK

By:	/s/ Charles C. Barbata
Charles C. Barbata Its Senior Vice President

Lender

MAUI LAND & PINEAPPLE COMPANY, INC.

By:	/s/ Wade K. Kodama
Wade K. Kodama Its Chief Financial Officer

Borrower

EXHIBIT “A”

NOTICE OF BORROWING

DATE:_____________________, 20___

TO:	First Hawaiian Bank 999 Bishop Street Honolulu, Hawaii 96813 Attn: ________________ Email: ________________

SUBJECT:

Third Amended and Restated Credit Agreement (the “Agreement”) dated ________________, 2025, as amended, between First Hawaiian Bank (the “Lender”), and Maui Land & Pineapple Company, Inc. (the “Borrower”)

Pursuant to Section 1.2 of the Agreement, the Borrower hereby requests a borrowing under the Credit Facility and confirms the following instructions therefor (capitalized terms not defined herein shall have the respective meanings assigned in the Agreement):

A.	BORROWING:
1.	Date and Amount: Disbursement Date:
	Principal Amount:	$
	Type of Loan		☐ Revolving Borrowing; ☐ Term Loan; ☐ Letter of Credit

2.	Purpose of Borrowing and description of property on which Borrowing will be used:

3.	Applicable to Term Loans:
	Interest Rate	☐ Option 1 (fluctuating rate) or
☐ Option 2 (fixed rate)
Maturity Date	months

B.	METHOD OF DRAWING: ☐ Credit to _______________’s Deposit Account No. __________________ maintained with the First Hawaiian Bank.

☐ Wire Funds to:
ABA No.: _______________________________
Credit Account No.: _______________________
Special Instructions: ____________________________________________________

The Borrower hereby certifies as follows:

1.         The representations and warranties set forth in Article III of the Agreement are true and correct on and as of the date hereto, provided that the representations and warranties set forth in Section 3.11 of the Agreement shall be deemed to be made with respect to the financial statements most recently delivered to the Lender pursuant to the Agreement.

2.          As of the date hereof, no event has occurred and is continuing that: (a) constitutes an Event of Default under the Agreement; or (b) with the giving of notice or passage of time, or both, would constitute an Event of Default. The Borrower has observed and performed all of Borrower’s covenants and other agreements, and satisfied every condition, contained in the Agreement and in the other Loan Documents, to be observed, performed or satisfied by the Borrower.

3.          Applicable to a Notice of Borrowing for a Term Loan: As of the date hereof, the Borrower has a minimum Debt Yield of not less than 9.0% using the trailing 12-month Primary NOI.

BORROWER:

MAUI LAND & PINEAPPLE COMPANY, INC.

By:
Name
Title

2

SCHEDULE 4.2

COMPLIANCE CERTIFICATE

DATE:

TO:	First Hawaiian Bank 999 Bishop Street Honolulu, Hawaii 96813 Attn: __________________________ Fax: (808)______________________

SUBJECT:	Credit Agreement (the “Agreement”) dated _____________________, 2016, as amended, between First Hawaiian Bank (“Lender”), and Maui Land & Pineapple Company, Inc. (the “Borrower”).

Pursuant to Section 4.2 of the Agreement, the Borrower hereby certifies as follows:

1.         The information furnished in Schedule 1 hereto is true, correct and complete as of the last day of the fiscal ____________ preceding the date of this Compliance Certificate.

2.         Except as disclosed in Schedule 2 hereto (if any), the representations and warranties set forth in Article III of the Agreement are true and correct on and as of the date hereof, provided that the representations and warranties set forth in Section 3.11 of the Agreement shall be deemed to be made with respect to the financial statements most recently delivered to the Lender pursuant to the Agreement.

As of the date hereof, no event has occurred and is continuing that: (a) constitutes an Event of Default under the Agreement; or (b) with the giving of notice or passage of time, or both, would constitute an Event of Default. The Borrower has observed and performed all of Borrower’s covenants and other agreements, and satisfied every condition contained in the Agreement and in the other Loan Documents to be observed, performed or satisfied by Borrower.

BORROWER:

MAUI LAND & PINEAPPLE COMPANY, INC.

By:	/s/
Name
Title

1

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

FOR FISCAL [QUARTER/YEAR] ENDING: _______________________

FINANCIAL COVENANTS

A.	Fixed Charge Coverage Ratio (Tested and Reported Quarterly)

Adjusted EBITDA (consolidated)
divided by Fixed Charges (annualized)
equals Fixed Charge Coverage Ratio (Minimum Required 1.0 to one)

B.	Minimum Liquidity (Tested and Reported annually as of 12/31 and as of 6/30/17)

Undrawn Revolving Loan Commitment
plus Cash and Cash Equivalents (consolidated)
plus Publicly Traded Securities (consolidated)
equals
Total Minimum Liquidity (Required Minimum as set forth in Loan Agreement)

C.	Maximum Liabilities (Tested and Reported Quarterly)

Total Maximum Liabilities (consolidated) (Maximum Permitted $45,000,000)

D.	Debt Yield (Tested and Reported Annually)

Primary NOI
divided by Outstanding Principal Balance of the Credit Facility
equals Debt Yield (Required minimum: 9.0%)

2